Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Six Flags Entertainment Corporation (formerly CopperSteel HoldCo, Inc.) of our report dated February 16, 2024 relating to the financial statements of Cedar Fair, L.P. and the effectiveness of Cedar Fair L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cedar Fair, L.P. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

July 1, 2024